Exhibit 99.2

Contact:	Leif Murphy
Executive Vice President and Chief Financial Officer
(615) 372-1447

LIFEPOINT HOSPITALS, INC. ANNOUNCES PRICING

OF $700 MILLION OF ITS 5.5% SENIOR NOTES

Brentwood, Tennessee (November 22, 2013) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) announced today the pricing of $700 million in aggregate principal amount of its 5.5% Senior Notes due 2021. The aggregate principal amount of the notes offered was increased from $500 million. The Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of the Company’s existing and future domestic subsidiaries.

The Company intends to use the net proceeds of the offering to fund acquisitions and for other general corporate purposes, which may include, among other things, the repurchase of our outstanding common stock from time to time. The closing of the sale of the Notes is expected to occur on December 6, 2013, and is subject to the satisfaction of customary closing conditions.

The Notes and related subsidiary guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Notes and related subsidiary guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About LifePoint Hospitals

LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 58 hospital campuses in 20 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.

Forward-looking Statements

In addition to historical information, this release may contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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